UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 5)

Western Midstream Partners, LP
(Name of Issuer)

Common Units Representing Limited Partner Interests
(Title of Class of Securities)

958669 103
(CUSIP Number)

Marcia E. Backus
5 Greenway Plaza, Suite 110
Houston, Texas 77046
(713) 215-7000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 17, 2022
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
Occidental Petroleum Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
190,281,578*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
190,281,578*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
190,281,578*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
47.2%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; CO

* Represents (i) 161,319,520 common units representing limited partner interests in the Issuer (“Common Units”) held by Western Gas Resources, Inc. (“WGRI”), (ii) 457,849 Common Units held by APC Midstream Holdings, LLC (“AMH”), (iii) 14,364,949 Common Units held by Anadarko USH1 Corporation (“AUSH1”) and (iv) 14,139,260 Common Units held by WGR Asset Holding Company LLC (“WGRAH”). Occidental Petroleum Corporation (“Occidental”) indirectly owns 100% of the issued and outstanding common stock of Anadarko Petroleum Corporation (“Anadarko”), which directly or indirectly owns 100% of the issued and outstanding equity interests of WGRI, AMH, AUSH1 and WGRAH. Occidental may, therefore, be deemed to beneficially own the Common Units held by WGRI, AMH, AUSH1 and WGRAH.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
OXY USA Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
190,281,578*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
190,281,578*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
190,281,578*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
47.2%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

* Represents (i) 161,319,520 Common Units held by WGRI, (ii) 457,849 Common Units held by AMH, (iii) 14,364,949 Common Units held by AUSH1 and (iv) 14,139,260 Common Units held by WGRAH. OXY USA Inc. indirectly owns 100% of the issued and outstanding common stock of Anadarko, which directly or indirectly owns 100% of the issued and outstanding equity interests of WGRI, AMH, AUSH1 and WGRAH. OXY USA Inc. may, therefore, be deemed to beneficially own the Common Units held by WGRI, AMH, AUSH1 and WGRAH.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
OXY Oil Partners, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
190,281,578*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
190,281,578*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
190,281,578*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
47.2%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

* Represents (i) 161,319,520 Common Units held by WGRI, (ii) 457,849 Common Units held by AMH, (iii) 14,364,949 Common Units held by AUSH1 and (iv) 14,139,260 Common Units held by WGRAH. OXY Oil Partners, Inc. indirectly owns 100% of the issued and outstanding common stock of Anadarko, which directly or indirectly owns 100% of the issued and outstanding equity interests of WGRI, AMH, AUSH1 and WGRAH. Oxy Oil Partners, Inc. may be deemed to beneficially own the Common Units held by WGRI, AMH, AUSH1 and WGRAH.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
Baseball Merger Sub 2, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
190,281,578*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
190,281,578*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
190,281,578*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
47.2%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; CO

* Represents (i) 161,319,520 Common Units held by WGRI, (ii) 457,849 Common Units held by AMH, (iii) 14,364,949 Common Units held by AUSH1 and (iv) 14,139,260 Common Units held by WGRAH. Baseball Merger Sub 2, Inc. directly owns 100% of the issued and outstanding common stock of Anadarko, which directly or indirectly owns 100% of the issued and outstanding equity interests of WGRI, AMH, AUSH1 and WGRAH. Baseball Merger Sub 2, Inc. may, therefore, be deemed to beneficially own the Common Units held by WGRI, AMH, AUSH1 and WGRAH.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
Anadarko Petroleum Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
190,281,578*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
190,281,578*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
190,281,578*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
47.2%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; CO

* Represents (i) 161,319,520 Common Units held by WGRI, (ii) 457,849 Common Units held by AMH, (iii) 14,364,949 Common Units held by AUSH1 and (iv) 14,139,260 Common Units held by WGRAH. Anadarko directly or indirectly owns 100% of the issued and outstanding equity interests of WGRI, AMH, AUSH1 and WGRAH and may, therefore, be deemed to beneficially own the Common Units held by WGRI, AMH, AUSH1 and WGRAH.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
Western Gas Resources, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
175,916,629*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
175,916,629*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
175,916,629*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
43.6%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; CO

* Represents (i) 161,319,520 Common Units held by WGRI, (ii) 457,849 Common Units held by AMH and (iii) 14,139,260 Common Units held by WGRAH. In addition to its Common Units held of record, WGRI directly or indirectly owns 100% of the issued and outstanding equity interests of AMH and WGRAH and may, therefore, be deemed to beneficially own the Common Units held by AMH and WGRAH.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
APC Midstream Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
14,597,109*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
14,597,109*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,597,109*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO - limited liability company

* Represents (i) 457,849 Common Units held by AMH and (ii) 14,139,260 Common Units held by WGRAH. In addition to its Common Units held of record, AMH directly owns 100% of the issued and outstanding equity interests of WGRAH and may, therefore, be deemed to beneficially own the Common Units held by WGRAH.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
WGR Asset Holding Company LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
14,139,260*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
14,139,260*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,139,260*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.5%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO - limited liability company

* Represents 14,139,260 Common Units held of record by WGRAH.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
Anadarko Holding Company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Utah

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
14,364,949*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
14,364,949*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,364,949*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; CO

* Represents 14,364,949 Common Units held by AUSH1.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
Kerr-McGee Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
14,364,949*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
14,364,949*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,364,949*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

* Represents 14,364,949 Common Units held by AUSH1.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
Kerr-McGee Worldwide Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
14,364,949*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
14,364,949*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,364,949*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; CO

* Represents 14,364,949 Common Units held by AUSH1.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

CUSIP No.: 958669 103
1	NAMES OF REPORTING PERSONS
Anadarko USH1 Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (please see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
14,364,949*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
14,364,949*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,364,949*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6%**

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

* Represents 14,364,949 Common Units held of record by AUSH1.

** The calculation is based on a total of 403,333,810 Common Units issued and outstanding as of May 2, 2022.

Explanatory Note

This Amendment No. 5 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on August 19, 2019 (the “Original Schedule 13D,” and as amended, the “Schedule 13D”) relating to the common units representing limited partner interests (the “Common Units”) in Western Midstream Partners, LP, a Delaware master limited partnership (the “Issuer”) beneficially owned by Occidental Petroleum Corporation (“Occidental”), OXY USA Inc. (“OXY USA”), OXY Oil Partners, Inc. (“OOP”), Baseball Merger Sub 2, Inc. (“BMS”), Anadarko Petroleum Corporation (“Anadarko”), Western Gas Resources, Inc. (“WGRI”), APC Midstream Holdings, LLC (“AMH”), WGR Asset Holding Company LLC (“WGRAH”), Anadarko Holding Company (“AHC”), Kerr-McGee Corporation (“KMG”), Kerr-McGee Worldwide Corporation (“KWC”) and Anadarko USH1 Corporation (“AUSH1” and together with Occidental, OXY USA, OOP, BMS, Anadarko, WGRI, AMH, WGRAH, AHC, KMG and KWC, the “Reporting Persons”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Schedule 13D and subsequent amendments, as applicable.

The filing of this Amendment No. 5 shall not be construed as an admission that any of the Reporting Persons is for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any of the Common Units reported herein. Pursuant to Rule 13d-4, each of the Reporting Persons disclaims all such beneficial ownership in any such Common Units.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Schedule 13D is hereby amended and supplemented by adding the following:

The description of the transaction contemplated by the Second Unit Purchase Agreement (as defined below) in Item 4 of this Schedule 13D is hereby incorporated by reference into this Item 3.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following:

July 2022 Issuer Repurchase

On July 17, 2022, the Issuer entered into a Unit Purchase Agreement with WGRAH (the “Second Unit Purchase Agreement”), pursuant to which, on July 21, 2022, the Issuer repurchased 10,000,000 Common Units held by WGRAH for a purchase price of $25.25 per Common Unit, representing an aggregate purchase price of $252,500,000.

The foregoing description of the Second Unit Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Unit Purchase Agreement, which is incorporated by reference as Exhibit AA.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

(a) and (b) See the information on the cover pages of this Amendment No. 5 to the Schedule 13D, which is incorporated by reference herein.

(c) None of the Reporting Persons, or to the Reporting Persons’ knowledge, none of the Listed Persons, has effected any transactions in the Common Units during the past 60 days, other than as described in Item 4 of this Amendment No. 5 to the Schedule 13D.

(d) The Reporting Persons have the right to receive distributions from, and the proceeds from the sale of, the respective Common Units reported by such persons on the cover pages of the Schedule 13D and in this Item 5.  Except for the foregoing, no other person is known by the Reporting Persons to have the right to receive or the power to direct the receipt of distributions from, or the proceeds from the sale of, Common Units beneficially owned by the Reporting Persons or, to the Reporting Persons’ knowledge, the Listed Persons.

(e) Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended and supplemented by adding the following:

The description of the Second Unit Purchase Agreement in Item 4 above is hereby incorporated by reference into this Item 6. A copy of the Second Unit Purchase Agreement is included as an exhibit to this filing.

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and supplemented by inserting the following exhibit:

Exhibit AA	Unit Purchase Agreement, dated as of July 17, 2022, by and between WGR Asset Holding Company LLC and Western Midstream Partners, LP.

SIGNATURES

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: July 25, 2022
OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Corporate Secretary

OXY USA INC.

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary

OXY OIL PARTNERS, INC.

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary

BASEBALL MERGER SUB 2, INC.

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary

ANADARKO PETROLEUM CORPORATION

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary

WESTERN GAS RESOURCES, INC.

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary

APC MIDSTREAM HOLDINGS, LLC

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary

WGR ASSET HOLDING COMPANY LLC

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary

ANADARKO HOLDING COMPANY

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary
KERR-MCGEE CORPORATION

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary

KERR-MCGEE WORLDWIDE CORPORATION

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary

ANADARKO USH1 CORPORATION

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary